Exhibit 99.1

NEWS

For Release          Immediate


Contacts             (News Media) Anthony Zehnder, EVP, Corporate Communications
                     312.396.7086
                     (Investors) Tammy Hill, SVP, Investor Relations
                     317.817.2893


              Hohmann Joins Conseco as Executive Vice President and
                          Chief Administrative Officer

Carmel, Indiana, December 20, 2004 - Conseco, Inc. (NYSE:CNO) today announced that James E. Hohmann has been named executive vice president and chief administrative officer of the company, reporting to Conseco's President and CEO William Kirsch.

"We are excited to welcome Jim to Conseco as the company's chief administrative officer," Kirsch said. "Jim is a first-class individual who enjoys extensive industry experience and a strong track record. Jim will play an important role in developing and implementing our strategy to transform the company into an industry leader. Personally, I am delighted to have the opportunity to work with Jim."

"Conseco is extremely well positioned in customer and product segments characterized by exceptional growth and value creation opportunities," Hohmann said. "I am very enthusiastic about joining the Conseco team. I believe in Conseco's leadership and its mission. I look forward to delivering success as part of its leadership team," Hohmann added.

As chief administrative officer, Hohmann will have responsibility for legal, actuarial, new product development, strategic planning and business development functions. He joins Conseco from XL Life and Annuity, where he was president and CEO. At XL, he was responsible for the creation of XL Capital's U.S.- based life insurance platform and related businesses, and formed XL Life and Annuity Holding. Prior to his tenure at XL, he was president, financial institutions, for Zurich Kemper Life, and before that, was managing partner of the Tillinghast Life Insurance Practice in Chicago for Towers Perrin.

Hohmann holds a Bachelor of Arts degree from Northwestern University, and an MBA from the University of Chicago. He is a Fellow of the Society of Actuaries and is a member of the American Academy of Actuaries.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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